Exhibit 4.9

AMENDMENT TO RESTATED MANAGEMENT AGREEMENT

This Amendment to the Restated Management Agreement (this "Amendment") is a written confirmation of the decision made by the Board of Directors of the Company on November 4, 2011, and is intended to be effective as of the 1st day of December, 2011 (the "Effective Date"), by and between Nordic American Tankers Limited, a Bermuda company (the "Company"), and Scandic American Shipping Ltd., a Bermuda company ("Scandic").

W I T N E S S E T H:

WHEREAS, the Company and Scandic are parties to a management agreement restated as of June 30, 2004, as further amended on October 12, 2004, April 29, 2005, November 19, 2005, May 3, 2008, May 31, 2009 and May 6, 2011 (the "Restated Management Agreement");

WHEREAS, Section 3(a) of the Restated Management Agreement currently provides, inter alia, that the Company shall pay Scandic an annual fee of $350,000;

WHEREAS, the board of directors of the Company increased the annual fee payable to Scandic by the Company from $350,000 to $500,000;

NOW, THEREFORE, the Company and Scandic hereby agree as follows:

1.            Effective as of the Effective Date, Section 3(a) of the Restated Management Agreement is hereby amended in its entirety to read as follows:

"In consideration for Scandic's providing the services to the Company specified in this Agreement, the Company shall pay Scandic a fee at the annual rate of USD 500,000 (the "Fee") and cover Scandic's reasonable costs incurred to perform the abovementioned services (the "Costs"). The Fee shall be paid quarterly in advance, on each January 1, April 1, July 1 and October 1. The Costs shall be paid monthly in advance through a monthly cash call procedure to be agreed between the parties."

2.           The Restated Management Agreement shall otherwise remain in full force and effect.

3.           This Amendment may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this written confirmation of the Amendment to the Restated Management Agreement, effective as of the Effective Date.

NORDIC AMERICAN TANKERS LIMITED

By
Name:
Title:

SCANDIC AMERICAN SHIPPING LTD.

By	/s/ Herbjørn Hansson
Name: Herbjørn Hansson
Title:

/s/ Andreas Ove Ugland
Andreas Ove Ugland

/s/ Sir David Gibbons
Sir David Gibbons

/s/ Paul J. Hopkins
Paul J. Hopkins

s/ Richard H. K. Vietor
Richard H. K. Vietor

/s/ Jim Kelly
Jim Kelly

/s/ Jan Erik Langangen
Jan Erik Langangen